                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                 Selfcare, Inc.
                                (Name of Issuer)

                     Common Stock, Par Value $.001 Per Share
                         (Title of Class of Securities)

                                   81631R 10 7
                                 (CUSIP Number)



                                   ----------

---------------------                                         ------------------
CUSIP No. 81631R 10 7               13G                       Page 2 of 49 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David Halberstadt
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         17,234
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER            0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    17,234
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          17,234 (of which the reporting person has the right to acquire 1,300 shares)*
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        /X/
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------


* Does not include 15,600 shares held by the Joanne Halberstadt Trust, of which the reporting person is a trustee, and 100 shares held by the daughter of the reporting person to which the reporting person disclaims beneficial ownership. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner for purposes of Section 16 or for any other purpose.

---------------------                                         ------------------
CUSIP No. 81631R 10 7                    13G                  Page 3 of 49 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Bruce Bauman
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  / /
                                                                  (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER       38,025
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER          0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER  38,025
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER     0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          38,025 (of which the reporting person has the right to acquire 2,210 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.6%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 81631R 10 7                    13G                  Page 4 of 49 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alexander Bodkin
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /
                                                                       (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER       21,905
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER          0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER  21,905
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER     0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          21,905 (of which the reporting person has the right to acquire 1,755 shares)*
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.4%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------


* This number does not include a right to receive an aggregate of 9,141 shares of Common Stock on the date of the earlier to occur of a change in control of Selfcare, Inc. or January 15, 2000, which the reporting person received upon the cancellation of certain warrants to acquire the same number of shares pursuant to a negotiated transaction.

---------------------                                         ------------------
CUSIP No. 81631R 10 7                13G                      Page 5 of 49 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Andrew Bodkin
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         17,106
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER            0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    17,106
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          17,106 (of which the reporting person has the right to acquire 325 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 81631R 10 7                 13G                     Page 6 of 49 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Quentin Faulkner
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         5,200
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER           0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    5,200
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER      0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   5,200

--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP No. 81631R 10 7              13G                        Page 7 of 49 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          John Glode
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER           17,680
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER              0
OWNED BY EACH        -----------------------------------------------------------
 REPORTING           7.       SOLE DISPOSITIVE POWER      17,680
PERSON WITH          -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER         0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          17,680 (of which the reporting person has the right to acquire 1,105 shares)*
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------


* This number does not include a right to receive an aggregate of 9,141 shares of Common Stock on the date of the earlier to occur of a change in control of Selfcare, Inc. or January 15, 2000, which the reporting person received upon the cancellation of certain warrants to acquire the same number of shares pursuant to a negotiated transaction.

---------------------                                         ------------------
CUSIP No. 81631R 10 7               13G                       Page 8 of 49 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Doug Guarino
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  / /
                                                                     (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER        31,525
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER           0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER   31,525
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER      0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          31,525 (of which the reporting person has the right to acquire 26,975 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.5%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 9 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David Halberstadt, Trustee for the Joanne Halberstadt Trust
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  / /
                                                                     (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER       15,600
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER  15,600
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  15,600*

--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7               13G                      Page 10 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Evan Heller
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER             76,924
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER                0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER        76,924
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER           0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          76,924 (of which the reporting person has the right to acquire 14,287 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   1.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 11 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          John Levy
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  / /
                                                                   (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         80,522
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER            0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    80,522
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          80,522* (of which the reporting person has the right to acquire 17,521 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        /X/
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   1.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

* Does not include 11,800 shares held in trust by the reporting person as trustee to which the reporting person disclaims beneficial ownership. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner for purposes of Section 16 or for any other purpose. This number does not include rights to receive an aggregate of 57,135 shares of Common Stock on the date of the earlier to occur of a change in control of Selfcare, Inc. or January 15, 2000, which the reporting person received upon the cancellation of certain warrants to acquire the same number of shares pursuant to a negotiated transaction.

---------------------                                        -------------------
CUSIP No. 81631R 10 7               13G                      Page 12 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          James Nelsen
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         44,824
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER            0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    44,824
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          44,824 (of which the reporting person has the right to acquire 1,677 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7               13G                      Page 13 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Mark Parent
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         21,830
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER            0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    21,830
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          21,830 (of which the reporting person has the right to acquire 455 shares)*
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         /X/
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.4%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------


* This number does not include a right to receive an aggregate of 9,141 shares of Common Stock on the date of the earlier to occur of a change in control of Selfcare, Inc. or January 15, 2000, which the reporting person received upon the cancellation of certain warrants to acquire the same number of shares pursuant to a negotiated transaction.

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 14 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Jay Perlstein
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  / /
                                                                      (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         15,821
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER            0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    15,821
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          15,821 (of which the reporting person has the right to acquire 2,821 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.3%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 15 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Jamie Rosenberg
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  / /
                                                                   (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         5,850
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER           0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    5,850
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER      0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    5,850
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                          / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 16 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Marti G. Rosenberg
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
   NUMBER OF          5.       SOLE VOTING POWER        5,850
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER          0
 OWNED BY EACH        ----------------------------------------------------------
   REPORTING          7.       SOLE DISPOSITIVE POWER   5,850
  PERSON WITH         ----------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER     0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   5,850
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.1%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 17 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Robert Rosenberg
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)  / /
                                                                     (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER          30,681
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER             0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER     30,681
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER        0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   31,400*
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        /X/
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0.5%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------


* Does not include 11,700 shares owned by children of the reporting person. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or otherwise.

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 18 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Machelle Seibel
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         40,196
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER            0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    40,196
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          40,196 (of which the reporting person has the right to acquire 3,081 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.7%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 19 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alan Stone
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  / /
                                                                 (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER        30,160
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER           0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER   30,160
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER      0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          30,160 (of which the reporting person has the right to acquire 2,704 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.5%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 20 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          David Tavenner
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER       26,500
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER          0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER  26,500
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER     0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          26,500 (of which the reporting person has the right to acquire 5,200 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.4%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 21 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Richard Traiger
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)  / /
                                                                 (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER         21,111
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER            0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER    21,111
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          21,111 (of which the reporting person has the right to acquire 1,547 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.4%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 22 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Jim Walsh
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  / /
                                                                   (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Republic of Ireland
--------------------------------------------------------------------------------
   NUMBER OF          5.       SOLE VOTING POWER      27,300
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER
 OWNED BY EACH        ----------------------------------------------------------
   REPORTING          7.       SOLE DISPOSITIVE POWER 27,300
  PERSON WITH         ----------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  27,300*
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         /X/
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.5%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

* Does not include 5,800 shares that the reporting person has the right to vote pursuant to a verbal agreement with his sister, the beneficial owner of the shares. The reporting person disclaims any pecuniary interest in the 5,800 shares, and this report shall not be deemed an admission that the reporting person has a beneficial interest in these securities for purposes Section 16 or for any other purpose.

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 23 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          James Yafrate
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  / /
                                                                   (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   U.S.A.
--------------------------------------------------------------------------------
   NUMBER OF          5.       SOLE VOTING POWER           55,829
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         6.       SHARED VOTING POWER              0
 OWNED BY EACH        ----------------------------------------------------------
   REPORTING          7.       SOLE DISPOSITIVE POWER      55,829
  PERSON WITH         ----------------------------------------------------------
                      8.       SHARED DISPOSITIVE POWER         0
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          55,829* (of which the reporting person has the right to acquire 13,650 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        / /
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   0.9%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

* Does not include 4,000 shares held jointly by the reporting person's wife and brother-in-law. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner for purposes of Section 16 or for any other purpose.

---------------------                                        -------------------
CUSIP No. 81631R 10 7               13G                      Page 24 of 49 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Ron Zwanziger
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  / /
                                                                    (b)  /X/
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   United Kingdom
--------------------------------------------------------------------------------
  NUMBER OF          5.       SOLE VOTING POWER      1,584,375
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.       SHARED VOTING POWER            0
OWNED BY EACH        -----------------------------------------------------------
  REPORTING          7.       SOLE DISPOSITIVE POWER 1,584,375
 PERSON WITH         -----------------------------------------------------------
                     8.       SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,584,375* (of which the reporting person has the right to acquire 1,066,516 shares)
--------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        /X/
--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   22.5%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

* Does not include 5,226 shares held in trust for the benefit of the children of the reporting person, whose trustee is the reporting person's spouse. The reporting person disclaims beneficial interest of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner for purposes of Section 16 or for any other purpose.

---------------------                                        -------------------
CUSIP No. 81631R 10 7               13G                      Page 25 of 49 Pages
---------------------                                        -------------------

ITEM 1(a).        NAME OF ISSUER:

                  Selfcare, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  200 Prospect St., Waltham, MA 02154

ITEM 2(a).        NAME OF PERSON FILING:

                  Reference is made to the cover sheet of each reporting person

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Selfcare, Inc.  200 Prospect St. Waltham, MA 02154

ITEM 2(c).        CITIZENSHIP:

                  Reference is made to the cover sheet of each reporting person

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share

ITEM 2(e)         CUSIP NUMBER:

                  81631R 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.           OWNERSHIP.

                  Reference is made to the cover sheet of each reporting person

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 26 of 49 Pages
---------------------                                        -------------------

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  The reporting persons on this Schedule 13G (Bruce Bauman, Alexander Bodkin, Andrew Bodkin, Quentin Faulkner, John D. Glode, Doug Guarino, David Halberstadt, Evan Heller, Joanne Halberstadt Trust, John Levy, James Nelsen, Mark Parent, Jay Perlstein, Jamie B. Rosenberg, Marti G. Rosenberg, Robert Rosenberg, Machelle Seibel, Alan Stone, David Tavenner, Richard Traiger, Jim Walsh, James Yafrate and Ron Zwanziger) are parties to a voting agreement (the "Voting Agreement" attached hereto as Exhibit A) pursuant to which each of the reporting persons, together with certain other persons, have agreed to vote their respective shares of Selfcare, Inc., with regard to any proposal to stockholders, in accordance with the recommendation of the Board of Directors of Selfcare, Inc. As of the date of this Schedule 13G, 2,433,662 shares of Common Stock, including currently exercisable options and warrants to purchase 1,166,847 shares of Common Stock, representing in the aggregate 34.1% of the outstanding Common Stock of Selfcare, Inc., are subject to the Voting Agreement. Each individual reporting person retains the right to dispose of or acquire any number of shares of Common Stock of Selfcare, Inc. The Joint Filing Agreement is attached hereto as Exhibit B.

                  Notwithstanding anything to the contrary contained in this
                  Schedule 13G, and in accordance with Rule 13d-4 under the Securities Exchange Act of 1934, as amended, the filing of this Schedule 13G shall not be construed as an admission that the reporting persons are the beneficial owners of such shares.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 27 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               February 14, 1997
                                               -------------------------
                                                         Date



                                               /s/ David Halberstadt
                                               -------------------------
                                               David Halberstadt

---------------------                                        -------------------
CUSIP No. 81631R 10 7               13G                      Page 28 of 49 Pages
---------------------                                        -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                      February 14, 1997
                                                      -------------------------
                                                             Date


                                                      /s/ Bruce Bauman
                                                      -------------------------
                                                      Bruce Bauman

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 29 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 14, 1997
                                                  -------------------------
                                                        Date



                                                  /s/ Alexander Bodkin
                                                  -------------------------
                                                  Alexander Bodkin

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 30 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 14, 1997
                                             -------------------------
                                                       Date



                                             /s/ Andrew Bodkin
                                             -------------------------
                                             Andrew Bodkin

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 31 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 14,1997
                                             -------------------------
                                                       Date


                                             /s/ Quentin Faulkner
                                             -------------------------
                                             Quentin Faulkner

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 32 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 14, 1997
                                            -------------------------
                                                      Date



                                            /s/ John D. Glode
                                            -------------------------
                                            John D. Glode

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 33 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 14, 1997
                                              -------------------------
                                                        Date



                                              /s/ Doug Guarino
                                              -------------------------
                                              Doug Guarino

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 34 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 14, 1997
                                                  ------------------------------
                                                               Date



                                                  /s/ David Halberstadt, Trustee
                                                  ------------------------------
                                                  Joanne Halberstadt Trust
                                                  By: David Halberstadt, Trustee

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 35 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             February 14, 1997
                                             ------------------------
                                                       Date



                                             /s/ Evan Heller
                                             ------------------------
                                             Evan Heller

---------------------                                        -------------------
CUSIP No. 81631R 10 7               13G                      Page 36 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 14, 1997
                                                     -------------------------
                                                               Date



                                                     /s/ John Levy
                                                     -------------------------
                                                     John Levy

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 37 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               February 14, 1997
                                               -------------------------
                                                         Date


                                               /s/ James Nelsen
                                               -------------------------
                                                   James Nelsen

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 38 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February 14, 1997
                                                   -------------------------
                                                             Date


                                                   /s/ Mark Parent
                                                   -------------------------
                                                   Mark Parent

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 39 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          February 14, 1997
                                          ---------------------------------
                                                    Date


                                          /s/ Susan G. Rosenberg, Custodian
                                          ---------------------------------
                                          Jamie B. Rosenberg
                                          By: Susan G. Rosenberg, Custodian

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 40 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           February 14, 1997
                                           ---------------------------------
                                                     Date


                                           /s/ Susan G. Rosenberg, Custodian
                                           ---------------------------------
                                           Marti G. Rosenberg
                                           By: Susan G. Rosenberg, Custodian

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 41 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               February 14, 1997
                                               -------------------------
                                                         Date


                                               /s/ Robert Rosenberg
                                               -------------------------
                                               Robert Rosenberg

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 42 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 14, 1997
                                              -------------------------
                                                        Date


                                              /s/ Machelle Seibel
                                              -------------------------
                                              Machelle Seibel

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 43 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 14,1997
                                              -------------------------
                                                        Date


                                              /s/ Alan Stone
                                              -------------------------
                                              Alan Stone

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 44 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 14, 1997
                                            -------------------------
                                                      Date


                                            /s/ David Tavenner
                                            -------------------------
                                            David Tavenner

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 45 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                February 14, 1997
                                                -------------------------
                                                          Date


                                                /s/ Richard Traiger
                                                -------------------------
                                                Richard Traiger

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 46 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                 February 14, 1997
                                                 -------------------------
                                                           Date


                                                 /s/ Jim Walsh
                                                 -------------------------
                                                 Jim Walsh

---------------------                                        -------------------
CUSIP No. 81631R 10 7                 13G                    Page 47 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               February 14, 1997
                                               -------------------------
                                                         Date


                                               /s/ James Yafrate
                                               -------------------------
                                               James Yafrate

---------------------                                        -------------------
CUSIP No. 81631R 10 7                  13G                   Page 48 of 49 Pages
---------------------                                        -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  February 14, 1997
                                                  -------------------------
                                                            Date


                                                  /s/ Ron Zwanziger
                                                  -------------------------
                                                  Ron Zwanziger

---------------------                                        -------------------
CUSIP No. 81631R 10 7                13G                     Page 49 of 49 Pages
---------------------                                        -------------------


Exhibits

A. Voting Agreement dated May 13, 1996 by and among the reporting persons (incorporated by reference to Exhibit 9.1 to Selfcare, Inc.'s registration statement on form SB-2, No. 333-4830-NY)

B. Joint Filing Agreement dated February 14, 1997 by and among the reporting persons (attached hereto)